EXHIBIT 99.1

Tech Data Appoints Finance Executives

Names Joseph B. Trepani Senior Vice President and Chief Financial Officer, the Americas and Jeffrey L. Taylor Senior Vice President and Corporate Controller

CLEARWATER, Fla., April 30, 2015 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD) today announced two senior finance appointments effective June 5, 2015. Joseph B. ("Joe") Trepani will assume the role of senior vice president and chief financial officer (CFO), the Americas. In this role, Trepani will be responsible for the company's finance, accounting and credit functions in the United States, Canada, and Latin America. The company also announced that Jeffrey L. ("Jeff") Taylor will be promoted to senior vice president and corporate controller. In this role, Taylor will serve as the company's chief accounting officer, responsible for all global accounting policy, controls and financial reporting. Trepani and Taylor will report to Chuck Dannewitz, who will succeed Jeff Howells as the CFO of Tech Data Corporation following Howells's previously announced retirement on that date.

"These appointments are testament to the talented bench within Tech Data's finance organization," said Howells. "We are fortunate to have two seasoned leaders like Joe and Jeff, who both have proven track records of execution. I am confident that in their new roles, both will drive performance, compliance, and continuous improvement."

A 25-year Tech Data veteran, Trepani has served as the company's senior vice president and corporate controller since March 1998. He joined the company in March 1990 as controller and served as director of Operations from October 1991 through January 1995. In February 1995, he was promoted to vice president and worldwide controller. Prior to joining the company, Trepani was employed by Price Waterhouse from 1982 to 1989. He holds a B.S. in Accounting from Florida State University and is a certified public accountant.

Taylor most recently served as the company's vice president and assistant corporate controller. In this role he has focused on optimizing the processes, controls, and financial reporting of the company's worldwide finance teams. Prior to rejoining the company in October 2012, Taylor served in executive financial management with a value-added reseller and previously was employed by Deloitte & Touche ("Deloitte") from 1992 to 2003, most recently as audit partner in Russia and including three years in Deloitte's U.S. national office in the quality assurance and SEC services groups. He was previously with Tech Data for four years serving as vice president of Corporate Accounting, and holds a B.S. in Accounting from San Diego State University.

About Tech Data

Tech Data Corporation is one of the world's largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 115,000 resellers to efficiently and cost effectively support the diverse technology needs of end users in more than 100 countries. Tech Data generated $27.7 billion in net sales for the fiscal year ended January 31, 2015. It is ranked No. 111 on the Fortune 500® and one of Fortune's "World's Most Admired Companies."  To learn more, visit www.techdata.com or follow us on Facebook and Twitter.

CONTACT: Investor Contacts:

         Jeffery P. Howells, Executive Vice President
         and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com)

         Arleen Quinones, Vice President,
         Investor Relations and Corporate Communications
         727-532-8866 (arleen.quinones@techdata.com)

         Media Contact:

         Brian Kosoy, Director, Corporate Communications
         727-299-8865 (brian.kosoy@techdata.com)